Exhibit 10.5

LEASE AMENDMENT

THIS LEASE AMENDMENT (“Agreement”) is entered into as of the 11th day of November, 2020 by and between Agile Therapeutics, Inc. ("Tenant") and Bunn Farm Associates, LLC (“Landlord”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a lease dated November 19, 2010, which was amended on November 20, 2012, July 24, 2013, August 20, 2015, April 22, 2016, and December 1, 2016 (collectively, the "Lease") for approximately 5,750 square feet of office space on the third floor of Unit A of Herrontown Woods Condominium located at 101 Poor Farm Road, Princeton, New Jersey 08540 (“Third Floor Space”), an additional, approx. 1,570 square feet, of additional space located on the second floor of Unit A of Herrontown Woods Condominium (“1,570 Square foot Space”), and an additional 900 square feet +/- of office space located on the second floor of Unit A of Herrontown Woods Condominium located at 101 Poor Farm Road, Princeton, New Jersey 08540 (“900 Square foot Space”) (collectively "Demised Premises"); and

WHEREAS, Landlord and Tenant desire to amend and modify the Lease to extend the term of the Third Floor Space through December 31, 2021 and confirm the relinquishment, as of November 30, 2020, of all of the Space on the second floor of Unit A of Herrontown Woods Condominium, including, but not limited to, the 1,570 Square foot Space and the 900 Square foot Space.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby expressly acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.         Recitals.  The Recitals to this Agreement stated above are hereby incorporated herein by reference.

2.         Lease Amendment - Demised Premises.  The Lease shall be amended to extend the term of the Third Floor Space through December 31, 2021 and confirm the relinquishment, as of November 30, 2020, of all of the Space on the second floor of Unit A of Herrontown Woods Condominium, including, but not limited to, the 1,570 Square foot Space and the 900 Square foot Space.

3.         Lease Amendment - Monthly Base Rent.  The term, Annual Rent and Monthly Base Rent to be paid by Tenant to the Landlord December 1, 2020 through December 31, 2021 for the Third Floor Space shall be:

December 1, 2020 – December 31, 2021 - $12,500.00/mo.

4.         Condition.  The Tenant will accept the Third floor Space in its "AS-IS" condition.  The Tenant will relinquish, as of November 30, 2020, all of the Space on the second floor of Unit A of Herrontown Woods Condominium, including, but not limited to, the 1,570

Square foot Space and the 900 Square foot Space, in vacant, broom clean condition in accordance with the terms of the Lease and as instructed by the Landlord removing all personal property located the 1,570 Square foot Space and the 900 Square foot Space unless Landlord advises that any such personal property should be left.

5.         Entire Agreement.  This Agreement, together with the Lease, as modified, embodies the entire agreement of Landlord and Tenant with respect to the subject matter of this Agreement.  This Agreement supersedes any prior agreements, whether written or oral, with respect to the subject matter of this Agreement.  There are no agreements or understandings which are not set forth in the Lease or this Agreement. This Agreement may be modified only by a written instrument duly executed by Tenant and Landlord.  In the event of any conflict between the terms of this Agreement and the Lease, this Agreement shall govern as to the term in conflict.  Except as expressly modified herein, all of the terms and conditions of the Lease and all prior amendments to the Lease remain in full force and effect.

6.         Binding Effect. The terms and provisions of this Agreement will inure to the benefit of, and will be binding upon, the permitted successors, assigns, personal representatives, heirs, devisees, and legatees of Tenant and Landlord. Tenant and Landlord have executed this Agreement on the respective dates set forth beneath their signatures below. Any agent or other person executing this Agreement on behalf of any party represents and warrants to the others and to Landlord that he or she has full power and authority to execute this Agreement on such party's behalf.

7.         Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New Jersey applicable to agreements executed and to be performed solely within the State of New Jersey.

8.         Jurisdiction; Agents for Service of Process.  Any proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the County of Mercer, State of New Jersey, or in the United States District Court for New Jersey, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

9.         Legal Representation.  The parties acknowledge that they have entered into this Agreement after consultation with their respective attorneys.

10.       Full Force and Effect.  Except as specifically and expressly modified by this Agreement, the terms and conditions of the Lease shall remain in full force and effect.

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11.       Defined Terms.  All capitalized terms that are not otherwise defined herein shall have the meanings assigned to such terms in the Lease.

IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized representatives to execute, this Agreement the day and year first above written.

Agile Therapeutics, Inc.

By:	/s/ Al Altomari
Name:	Al Altomari, Chairman and Chief Executive Officer
Date:	November 11, 2020

Bunn Farm Associates, LLC

By:	/s/ Shawn M. Neufeld
Name:	Shawn M. Neufeld, Manager
Date:	November 11, 2020